Exhibit 23.6

FAX

(303) 623-4258

621 SEVENTEENTH STREET    SUITE 1550    DENVER, COLORADO 80293    TELEPHONE (303) 623-9147

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference of information contained in our third party letter report dated January 12, 2018 on the proved reserves of Newfield Exploration Company, in the context in which they appear, in this Registration Statement, and the joint proxy statement/prospectus contained herein, on Form S-4 of Encana Corporation, as well as in the notes to the financial statements included therein. We also hereby consent to all references to our firm or such information included in or incorporated by reference into such Registration Statement.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

December 4, 2018